Exhibit 10.2

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of June 1, 2012, by and between ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company (“Landlord”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant parties to that certain Lease Agreement dated July 2, 2002, as amended by that certain First Amendment to Lease dated March 25, 2003, as further amended by that certain Second Amendment to Lease dated April 30, 2003, as further amended by that certain Third Amendment to Lease dated October 30, 2003, as further amended by that certain Fourth Amendment to Lease dated December 15, 2003 and as further amended by that certain Fifth Amendment to Lease dated as of July 8, 2011 (as amended, the “Lease”), pursuant to which Tenant leases certain space containing approximately 67,167 rentable square feet (“Original Premises”), consisting of (i) approximately 51,000 rentable square feet in that certain building located at 770 Memorial Drive, Cambridge, Massachusetts, and (ii) approximately 16,167 rentable square feet (“790 Premises”) in that certain building located at 790 Memorial Drive, Cambridge, Massachusetts. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, among other things, to expand the Original Premises by adding approximately 853 rentable square feet on the first floor of the 790 Building as further described on Exhibit A hereto (“790 Expansion Premises”), subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Premises. Commencing on the 790 Expansion Premises Commencement Date (defined below), the Premises shall be deemed to include the 790 Expansion Premises and Exhibit A to this Sixth Amendment shall be deemed added to Exhibit A to the Lease on all of the terms and conditions of the Lease as amended by this Sixth Amendment.

2.	Base Rent.

a. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease.

b. Commencing on the 790 Expansion Premises Commencement Date, Tenant shall pay Base Rent for the 790 Expansion Premises at the rate of $3,554.17 per month. Base Rent payable for the 790 Expansion Premises shall be adjusted together with Base Rent for the Original Premises on January 1, 2014 and on each subsequent January 1 during the Base Term (each an “Expansion Adjustment Date”) by multiplying the Base Rent payable for the 790 Expansion Premises immediately before such Expansion Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the 790 Expansion Premises immediately before such date.

c. Notwithstanding the foregoing, provided that Tenant is not then in Default under the Lease, Base Rent for the 790 Expansion Premises shall be deemed abated for the first 2 full calendar months after the790 Expansion Premises Commencement Date.

3.	Definitions. Commencing on the 790 Expansion Premises Commencement Date, the following definitions on Page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises:	That portion of the Project, containing, in the aggregate, approximately 68,153 rentable square feet, namely, (i) all three (3) floors of the 770 Building (defined below), consisting of approximately 51,000 rentable square feet (the “770 Premises”), and (ii) the entire third floor of the 790 Building (defined below), consisting of approximately 16,167 rentable square feet and a portion of the first floor of 790 Building, consisting of approximately 853 rentable square feet (together, the “790 Premises”), as determined by Landlord, as shown on Exhibit A. The 770 Premises and the 790 Premises are sometimes referred to collectively herein as the “Premises”.”

“Rentable Area of Premises:	770 Premises:	51,000 sq. ft

	790 Premises:	17,020 sq. ft

	Total:	68,020 sq. ft”

“Tenant’s Share of Operating Expenses: 100% as to 770 Building, 35.09% as to 790 Building”

4.	Delivery of the 790 Expansion Premises. Landlord shall use reasonable efforts to deliver the 790 Expansion Premises to Tenant on or before July 1, 2012 (“Delivery” or “Deliver”) with Landlord’s Work substantially complete subject to normal “punch list” items of a non-material nature that do not interfere with the use of the 790 Expansion Premises (“Substantially Complete”). If Landlord fails to timely Deliver the 790 Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease with respect to the 790 Expansion Premises shall not be void or voidable. If Landlord does not Deliver the 790 Expansion Premises on or before September 1, 2012, as such date may be extended for Force Majeure Delays and Tenant Delays (the “Outside Delivery Date”), this Sixth Amendment may be terminated by Tenant by written notice to Landlord on or before the date that is 10 days following the Outside Delivery Date, and if so terminated, the Lease shall remain in effect without regard to this Sixth Amendment and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Sixth Amendment, except with respect to provisions which expressly survive termination hereof. For the purposes of this Section 4, “Landlord’s Work” shall mean the following work items to be done within the 790 Expansion Premises in conformance to Building standards: (a) painting the 790 Expansion Premises with Building standard paint selected by Landlord; (b) carpeting the 790 Expansion Premises with Building standard carpet selected by Landlord; and (c) constructing a demising wall consistent with Building standards between the reception area and the security office as shown on Exhibit A. Other than Landlord’s Work, Landlord shall have no obligation to perform any work at the Building in connection with Tenant’s occupancy or obtain any permits, approvals or entitlements related to Tenant’s specific use of the 790 Expansion Premises or Tenant’s business operations therein.

The “790 Expansion Commencement Date” shall be the date that Landlord Delivers the 790 Expansion Premises to Tenant (i) broom clean, (ii) free and clear of tenants and other occupants and (iii) with Landlord’s Work Substantially Complete. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items identified by Tenant within 30 days after the 790 Expansion Commencement Date (“Punch List Items”). Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the 790 Expansion Commencement Date when the same is established in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in this Sixth Amendment, if applicable, and expect for Punch List Items: (i) Tenant shall accept the 790 Expansion Premises in their condition as of the 790 Expansion Commencement Date, subject to all applicable Legal Requirements as set forth in Section 7 of the Lease; (ii) Landlord shall have no obligation for any defects in the 790 Expansion Premises (nothing in this clause (ii) being deemed to diminish Landlord’s repair and maintenance obligations under the Lease); and (iii) Tenant’s taking possession of the 790 Expansion Premises shall be conclusive evidence that Tenant accepts the 790 Expansion Premises and that the 790 Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the 790 Expansion Premises, and/or the suitability of the 790 Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the 790 Expansion Premises are suitable for the Permitted Use.

The 790 Expansion Premises shall be used only for the Permitted Use under the Lease in compliance with the provisions of Section 7 thereof.

5.	Brokers. Landlord and Tenant each represents and warrants that no broker, agent or other person (collectively, “Broker”) shall be entitled to a commission in connection with the transaction reflected in this Sixth Amendment. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

6.	Miscellaneous.

a. This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto. This Sixth Amendment is effective as of the date first set forth above.

b. This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

d. Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

LANDLORD:	ARE-770/784/790 MEMORIAL DRIVE, LLC,
a Delaware limited liability company its member

	By:	Alexandria Real Estate Equities, L.P.
a Delaware limited partnership its member

		By:	ARE-QRS Corp.
a Maryland corporation
its general partner

			By:	/s/ Eric. S. Johnson
			Its:	Vice President, Real Estate Legal Affairs

TENANT:	INFINITY PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ Adelene Q. Perkins
	Its:	President and Chief Executive Officer

EXHIBIT A

EXPANSION

PREMISES

Exhibit A

Suite 100/1B